Exhibit 99.1

Clarus Reports First Quarter 2026 Results

Grew Quarterly Sales 2.5% and Increased Gross Margin 240 Basis Points

Retained Jefferies LLC to Assist the Company with Evaluating Strategic Alternatives

SALT LAKE CITY, May 7, 2026 (GLOBE NEWSWIRE) -- Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor enthusiast markets, reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Summary vs. Same Year-Ago Quarter

•	Sales of $61.9 million compared to $60.4 million.
•	Gross margin was 36.8% compared to 34.4%; adjusted gross margin of 36.8% compared to 34.6%.
•	Net loss of $3.3 million with a net loss margin of (5.3)%, or $(0.09) per diluted share, compared to net loss of $5.2 million with a net loss margin of (8.7)%, or $(0.14) per diluted share.
•	Adjusted net income of $0.7 million, or $0.02 per diluted share, compared to adjusted net loss of $(1.2) million, or $(0.03) per diluted share.
•	Adjusted EBITDA of $(1.1) million with an adjusted EBITDA margin of (1.8)%, compared to Adjusted EBITDA of $(1.4) million with an adjusted EBITDA margin of (2.3)%.

Management Commentary

“During the first quarter, we advanced key initiatives and delivered improved revenue and adjusted EBITDA year-over-year,” said Warren Kanders, Clarus’ Executive Chairman. “While geopolitical and macro factors continue to cause uncertainty and disruption, we remain focused on operational execution and simplification aligned with our strategic roadmap. Our Outdoor business continued to perform well despite challenging market conditions, with segment topline and earnings up versus last year’s first quarter, reflecting the steps we have taken to enhance inventory quality, prioritize our most profitable categories, and steadily shift toward a more premium, full-price business model. Importantly, our Apparel category continues to show strength, delivering sales growth for the fourth consecutive quarter.

At Adventure, we delivered solid first quarter results, highlighted by increased revenue and gross profit. Revenue grew 5.9% and gross margin increased 260 basis points compared to the prior year, with margin expansion driven by price growth, customer mix, and reduced incentives. The near-term outlook for Adventure remains challenging due to geopolitical and macro factors, including a difficult consumer environment in Australia. Over the long term, we continue to believe the Adventure segment will benefit from the structural improvements we have made over the last several quarters, with profitability recovering as new products launch and demand normalizes.”

Mr. Kanders continued, “Overall, we believe the sum of the parts of our two segments, Outdoor and Adventure, exceeds the Company’s current market valuation, and we are committed to seeking to maximize long-term value for our shareholders. As such, the Board has initiated, in conjunction with our management team, a review of strategic alternatives designed to enhance shareholder value. We are undertaking this process from a position of strength, supported by a debt-free balance sheet and significant liquidity.”

First Quarter 2026 Financial Results

On a consolidated basis, sales in the first quarter were $61.9 million compared to $60.4 million in the same year-ago quarter, up 2.5%. Sales in the Outdoor segment increased 1.2% to $44.9 million, compared to $44.3 million in the year-ago quarter. Sales in the Adventure segment increased 5.9% to $17.1 million, compared to $16.1 million in the year-ago quarter.

Sales in the Adventure segment increased due to a favorable wholesale market in Australia for Rhino-Rack and MAXTRAX, partially offset by decreases in North America. Sales in the Outdoor segment increased due to greater global wholesale and independent global distributor revenues. This increase was partially offset by lower PIEPS revenue due to its sale last July and lower global direct-to-consumer revenue.

Gross margin in the first quarter was 36.8% compared to 34.4% in the year-ago quarter. The gross margin increase was primarily attributable to higher volumes and a favorable product mix at both the Adventure and Outdoor segments.

Selling, general and administrative expenses in the first quarter were $26.6 million compared to $26.6 million in the same year-ago quarter. First quarter 2026 expenses reflect lower wages, marketing costs and other expense reduction initiatives across both segments to manage costs and the removal of PIEPS due to its sale during 2025, partially offset by higher outside services and depreciation.

Net loss in the first quarter of 2026 was $(3.3) million with a net loss margin of (5.3)%, or $(0.09) per diluted share, compared to net loss of $(5.2) million with a net loss margin of (8.7)%, or $(0.14) per diluted share, in the year-ago quarter.

Adjusted net income in the first quarter of 2026 was $0.7 million, or $0.02 per diluted share, compared to adjusted net loss of $(1.2) million, or $(0.03) per diluted share, in the year-ago quarter. Adjusted net income (loss) excludes amortization of intangibles, disposal of internally developed software, restructuring charges, transaction costs, inventory fair value adjustment from purchase accounting, and stock-based compensation.

Adjusted EBITDA in the first quarter was $(1.1) million, or an adjusted EBITDA margin of (1.8)%, compared to adjusted EBITDA of $(1.4) million, or an adjusted EBITDA margin of (2.3)%, in the same year-ago quarter.

Net cash used in operating activities for the three months ended March 31, 2026, was $(4.1) million compared to net cash used in operating activities of $(2.1) million in the prior year quarter. Capital expenditures in the first quarter of 2026 were $1.6 million compared to $1.2 million in the prior year quarter. Free cash flow for the first quarter of 2026 was $(5.7) million compared to $(3.3) million in the prior year quarter.

Liquidity at March 31, 2026 vs. December 31, 2025

•	Cash and cash equivalents totaled $29.8 million compared to $36.7 million.
•	The balance sheet was debt free at the end of both periods.

Strategic Review

The Company announced today that its Board of Directors initiated a comprehensive review of strategic alternatives to enhance shareholder value. The review includes a range of potential strategic alternatives, including, among other things, the sale of all or part of the business or other strategic or financial transactions involving the Company. The review has no deadline or definitive timetable and there can be no assurance that the review will result in any transaction or other strategic outcome. The Company does not intend to disclose further developments regarding on the review unless and until it determines that further disclosure is appropriate or required. Clarus has retained Jefferies LLC as its financial advisor.

2026 Outlook

The Company is revising its fiscal year 2026 outlook and now expects sales to range between $245 million and $255 million, compared to its prior outlook of $255 million to $265 million, and adjusted EBITDA to range between approximately $3 million and $5 million, compared to its prior outlook of $9 million to $11 million. The revised adjusted EBITDA guidance now includes an expected decline in our Adventure Segment in Australia and approximately $3 million of legal and regulatory expense for the remainder of 2026. At the midpoint of the revised revenue and adjusted EBITDA outlook, adjusted EBITDA margin is expected to be 1.6%. Capital expenditures are expected to remain between $6 million and $7 million, consistent with the Company’s prior outlook, and free cash flow is now expected to be flat for the full year 2026, compared to the Company’s prior outlook of $3 million to $4 million. For the second quarter of 2026, sales are expected to range between $51 million and $53 million, and adjusted EBITDA is expected to be approximately a $3 million loss. Clarus has not provided net income guidance due to the inherent difficulty of forecasting certain types of expenses and gains, which affect net income but not adjusted EBITDA and/or adjusted EBITDA margin. Therefore, we do not provide reconciliations of adjusted EBITDA and/or adjusted EBITDA margin guidance to net income guidance for fiscal year 2026.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2026 results. To access the call by phone, please dial (646)-307-1963 (domestic) or (800)-715-9871 (international) and ask to be joined into the Clarus Corporation call. The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leader in the design and development of best-in-class equipment and lifestyle products for outdoor enthusiasts. Driven by our rich history of engineering and innovation, our objective is to provide safe, simple, effective and beautiful products so that our customers can maximize their outdoor pursuits and adventures. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, and RockyMounts® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted net income (loss) and related earnings (loss) per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin, and (iv) free cash flow (defined as net cash provided by operating activities less capital expenditures). The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted net income (loss) and related earnings (loss) per diluted share, (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. We do not provide a reconciliation of the non-GAAP guidance measures adjusted EBITDA and/or adjusted EBITDA margin for the fiscal year 2026 to net income for the fiscal year 2026, the most comparable GAAP financial measure, due to the inherent difficulty of forecasting certain types of expenses and gains, without unreasonable effort, which affect net income but not adjusted EBITDA and/or adjusted EBITDA margin. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this press release, include, but are not limited to, risks and uncertainties related to the Company’s review of strategic alternatives, including the timing and outcome of the review, whether the review results in any transaction or other strategic outcome, and the potential impact of the review on the Company’s business and operations, as well as those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Michael J. Yates

Chief Financial Officer

mike.yates@claruscorp.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

Tel 1-212-477-8438 / 1-212-227-7098

lberman@igbir.com / mberkowitz@igbir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash	$29,809	$36,691
Accounts receivable, less allowance for credit losses of $1,200 and $1,121	48,368	44,839
Inventories	82,190	83,028
Prepaid and other current assets	5,000	5,457
Income tax receivable	1,511	1,407
Total current assets	166,878	171,422

Property and equipment, net	18,859	18,255
Other intangible assets, net	22,291	23,761
Indefinite-lived intangible assets	19,600	19,600
Deferred income taxes	55	55
Other long-term assets	15,581	15,935
Total assets	$243,264	$249,028

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,510	$15,907
Accrued liabilities	24,140	24,403
Income tax payable	334	179
Total current liabilities	37,984	40,489

Deferred income taxes	1,412	1,418
Other long-term liabilities	10,211	10,728
Total liabilities	49,607	52,635

Stockholders’ Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 43,104 and 43,054 issued and 38,441 and 38,402 outstanding, respectively	4	4
Additional paid in capital	704,641	703,487
Accumulated deficit	(461,509)	(457,253)
Treasury stock, at cost	(33,188)	(33,156)
Accumulated other comprehensive loss	(16,291)	(16,689)
Total stockholders’ equity	193,657	196,393
Total liabilities and stockholders’ equity	$243,264	$249,028

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2026	March 31, 2025
Sales
Domestic sales	$24,880	$24,809
International sales	37,058	35,624
Total sales	61,938	60,433

Cost of goods sold	39,175	39,639
Gross profit	22,763	20,794

Operating expenses
Selling, general and administrative	26,577	26,616
Restructuring charges	853	173
Transaction costs	22	142
Legal costs and regulatory matter expenses	1,379	625

Total operating expenses	28,831	27,556

Operating loss	(6,068)	(6,762)

Other income
Interest income, net	88	257
Other, net	2,908	459

Total other income, net	2,996	716

Loss before income tax	(3,072)	(6,046)
Income tax expense (benefit)	223	(802)
Net loss	$(3,295)	$(5,244)

Net loss per share:
Basic	$(0.09)	$(0.14)
Diluted	(0.09)	(0.14)

Weighted average shares outstanding:
Basic	38,408	38,366
Diluted	38,408	38,366

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	March 31, 2026		March 31, 2025
Sales	$61,938	Sales	$60,433

Gross profit as reported	$22,763	Gross profit as reported	$20,794
Plus impact of inventory fair value adjustment	-	Plus impact of inventory fair value adjustment	120
Adjusted gross profit	$22,763	Adjusted gross profit	$20,914

Gross margin as reported	36.8%	Gross margin as reported	34.4%

Adjusted gross margin	36.8%	Adjusted gross margin	34.6%

CLARUS CORPORATION

RECONCILIATION FROM NET LOSS TO ADJUSTED NET INCOME
AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended March 31, 2026
	Total	Gross	Operating	Income tax	Tax	Net	Diluted
	sales	profit	expenses	expense	rate	(loss) income	EPS (1)
As reported	$61,938	$22,763	$28,831	$223	7.3%	$(3,295)	$(0.09)

Amortization of intangibles	-	-	(1,937)	14		1,923
Restructuring charges	-	-	(853)	-		853
Transaction costs	-	-	(22)	-		22
Stock-based compensation	-	-	(1,154)	-		1,154

As adjusted	$61,938	$22,763	$24,865	$237	26.5%	$657	$0.02

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to net loss. Reported net loss per share is calculated based on 38,408 basic and diluted weighted average shares of common stock. Adjusted net income per share is calculated based on 38,410 diluted shares of common stock.

	Three Months Ended March 31, 2025
	Total sales	Gross profit	Operating expenses	Income tax (benefit) expense	Tax rate	Net loss	Diluted EPS (1)
As reported	$60,433	$20,794	$27,556	$(802)	(13.3)%	$(5,244)	$(0.14)

Amortization of intangibles	-	-	(2,224)	295		1,929
Disposal of internally developed software	-	-	(365)	48		317
Restructuring charges	-	-	(173)	23		150
Transaction costs	-	-	(142)	19		123
Inventory fair value of purchase accounting	-	120	-	16		104
Stock-based compensation	-	-	(1,469)	48		1,421

As adjusted (2)	$60,433	$20,914	$23,183	$(353)	22.7%	$(1,200)	$(0.03)

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to net loss. Reported net loss per share and adjusted net loss per share are both calculated based on 38,366 basic and diluted weighted average shares of common stock.

(2) Beginning in the first quarter of 2026, the Company will no longer add back Legal costs and regulatory matter expenses to adjusted net income (loss). During the three months ended March 31, 2025, the Company included an adjustment related to these costs of $625 (net impact of $542). The three months ended March 31, 2025 reconciliation has been restated to conform to the 2026 presentation.

CLARUS CORPORATION

RECONCILIATION FROM CONSOLIDATED NET LOSS AND NET LOSS MARGIN TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended March 31, 2026				Three Months Ended March 31, 2025
	Outdoor Segment	Adventure Segment	Corporate Costs	Total (1)	Outdoor Segment	Adventure Segment	Corporate Costs	Total (1)
Net loss				$(3,295)				$(5,244)

Income tax expense (benefit)				223				(802)
Other, net				(2,908)				(459)
Interest income, net				(88)				(257)

Operating loss	$(218)	$(1,837)	$(4,013)	$(6,068)	$122	$(3,054)	$(3,830)	$(6,762)

Depreciation	635	289	63	987	506	377	-	883
Amortization of intangibles	222	1,715	-	1,937	283	1,941	-	2,224

EBITDA	$639	$167	$(3,950)	$(3,144)	$911	$(736)	$(3,830)	$(3,655)

Restructuring charges	793	60	-	853	173	-	-	173
Transaction costs	-	-	22	22	70	40	32	142
Disposal of internally developed software	-	-	-	-	-	365	-	365
Stock-based compensation	-	-	1,154	1,154	-	-	1,469	1,469
Inventory fair value of purchase accounting	-	-	-	-	-	120	-	120

Adjusted EBITDA (2)	$1,432	$227	$(2,774)	$(1,115)	$1,154	$(211)	$(2,329)	$(1,386)

Sales	$44,872	$17,066	$-	$61,938	$44,323	$16,110	$-	$60,433

Net loss margin				(5.3)%				(8.7)%
EBITDA margin	1.4%	1.0%		(5.1)%	2.1%	(4.6)%		(6.0)%
Adjusted EBITDA margin	3.2%	1.3%		(1.8)%	2.6%	(1.3)%		(2.3)%

(1) The Company reconciles consolidated Net loss to EBITDA and Adjusted EBITDA as it has historically not allocated Income tax expense (benefit), Other, net, and Interest income, net to the segments or to Corporate.

(2) Beginning in the first quarter of 2026, the Company will no longer add back Legal costs and regulatory matter expenses to Adjusted EBITDA. During the three months ended March 31, 2025, the Company included an adjustment related to these costs of $625 ($578 recorded at the Outdoor segment and $47 recorded in Corporate costs). The three months ended March 31, 2025 reconciliation has been restated to conform to the 2026 presentation.